Exhibit 99.1

Ryerson Provides Second Quarter 2020 Guidance and Announces Conference Call to be Held on July 30th

(Chicago – July 13, 2020) – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today provided guidance for the second quarter ended June 30, 2020. The Company anticipates revenues in the range of $765 million to $775 million for the second quarter of 2020 and net loss attributable to Ryerson Holding Corporation in the range of $26 million to $28 million. The Company anticipates Adjusted EBITDA, excluding LIFO for the second quarter of 2020 in the range of $19 million to $21 million.

The Company responded to the COVID-19 pandemic and ensuing economic shutdown early and effectively, as total global liquidity is expected to range between $345 million and $350 million as of June 30, 2020. Most importantly, Ryerson’s global workforce rate of confirmed COVID-19 cases remains low and all Ryerson employees who have tested positive have either recovered or are expected to recover from the virus. Early indications for the third quarter are seeing a continuation of the recovery initiated in the second quarter as average selling prices, gross margins, excluding LIFO and order rates are all currently trending positively.

  Ryerson Holding Corporation’s Second Quarter 2020 Conference Call Details

Ryerson will host a conference call to discuss second quarter 2020 results on Thursday, July 30th, at 10 a.m. Eastern Time. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. Ryerson will report earnings after the market closes on Wednesday, July 29th.

Ryerson Holding Corporation’s Second Quarter 2020 Conference Call Details:

DATE: Thursday, July 30, 2020

TIME: 10:00 a.m. ET / 9:00 a.m. CT

DIAL-IN: (833) 241-7253 (Domestic) / (647) 689-4217 (International)

CONFERENCE ID: 7995746

An online replay of the call will be posted on the investor relations website, ir.ryerson.com, and remain available for 90 days.

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 3,900 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this release and other written or oral statements made by or on behalf of the Company constitute "forward-looking statements" within the meaning of the federal securities laws, including statements regarding our future performance, as well as management's expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” "believes," "expects," "may," "estimates," "will," "should," "plans," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; impacts and implications of adverse health events, including the COVID-19 pandemic; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2019, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Second Quarter 2020 Net loss attributable to Ryerson Holding Corporation to Adj. EBITDA, excl. LIFO Guidance
(Dollars in Millions, except Per Share Data)
	Second Quarter 2020
	Low	High
Net loss attributable to Ryerson Holding Corporation	$(28)	$(26)

Diluted earnings per share	$(0.74)	$(0.68)

Interest and other expense on debt	19	19
Benefit for income taxes	(5)	(4)
Depreciation and amortization expense	14	14
EBITDA	$-	$3
Adjustments	3	5
Adjusted EBITDA	$3	$8
LIFO expense	16	13
Adjusted EBITDA, excluding LIFO expense	$19	$21

Note: EBITDA represents net income before interest and other expense on debt, provision (benefit) for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, gain on the sale of assets, impairment charges on assets, reorganization expenses, gain or loss on retirement of debt, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense, to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding

LIFO expense, do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense, is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense, gross margin, excluding LIFO expense, and Adjusted EBITDA, excluding LIFO expense, as a percentage of sales may differ from that of other companies.

Media and Investor Contact:

Justine Carlson

Investor Relations

312.292.5130

investorinfo@ryerson.com

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